UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/12/2010

SEITEL INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-14488

DE	76-0025431
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10811 S. Westview Circle, Building C, Suite 100, Houston, TX 77043
(Address of principal executive offices, including zip code)

713-881-8900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Philip B. Livingston resigned from the Board of Directors (the "Board") and from his position as Chairman of the Audit Committee of Seitel, Inc. (the "Company"), effective as of January 12, 2010. Mr. Livingston's resignation did not result from any disagreement or concern regarding accounting or financial matters.

Effective on the same date, the Board voted to expand the number of directors on the Board from six to eight and appointed Kevin P. Callaghan, Allison A. Bennington and Ryan M. Birtwell, effective immediately, to fill the vacancies created by the resignation of Mr. Livingston and the expansion of the Board. Mr. Callaghan, Ms. Bennington and Mr. Birtwell will serve as directors until their respective successors are elected and qualified, or until their earlier resignation or removal.

Mr. Callaghan is the Chief Operating Officer and Executive Vice President of the Company, Ms. Bennington is the General Counsel of ValueAct Capital Master Fund, L.P. ("ValueAct"), and Mr. Birtwell is a Vice President of ValueAct.

Additionally, the Board appointed John E. Jackson, a current director of the Company, to serve as Chairman of the Company's Audit Committee.

There are no arrangements or understandings between each of Mr. Callaghan, Ms. Bennington or Mr. Birtwell and any other person pursuant to which they were selected to become members of the Board. There also are no transactions between each of Mr. Callaghan, Ms. Bennington or Mr. Birtwell and the Company or any subsidiary of the Company that are reportable under Item 404(a) of Regulation S-K, other than transactions involving ValueAct that previously were reported by the Company in its Annual Report on Form 10-K for the year ended December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEITEL INC

Date: January 14, 2010	By:	/s/ Robert D. Monson
Robert D. Monson
President and Chief Executive Officer